Exhibit 10.21

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of June 13, 2013, is entered into between CT CAPITAL, LTD., d/b/a CT Capital, LP, a Florida limited partnership with its principal place of business at 6300 NE 1st Avenue, Suite 201, Fort Lauderdale, FL 33334 ("Capital" or “Lender”), and FIRST CHOICE MEDICAL GROUP OF BREVARD, LLC, a Delaware limited liability company, with its principal place of business and chief executive office at 709 South Harbor City Blvd., Suite 100, Melbourne, FL 32901("Borrower").

The parties agree as follows:

1            DEFINITIONS

In addition to the defined terms contained in the first paragraph above, as used herein, the following terms shall have the following definitions:

1.1           "Accounts" means all accounts receivable due to Borrower, book debts, notes, drafts and acceptances and other forms of obligations now or hereafter owing to the Borrower, whether arising from the sale, license or lease of goods or software or the rendition of services by the Borrower (including, without limitation, any obligation that might be characterized as an account, contract right, general intangible or chattel paper, including electronic chattel paper under the Code), all of the Borrower’s rights in, to and under all purchase orders now or hereafter received by the Borrower for goods and services, all proceed from the sale of Inventory, all monies due or to become due to the Borrower under all contracts for the sale or lease of goods or the rendition of services by the Borrower (whether or not yet earned) (including, without limitation, the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, and all goods returned to or reclaimed by the Borrower that correspond to any of the foregoing. Health-Care Insurance Receivables, as defined in the Code, are included within the definition of Accounts;

1.2           "Agreement" means this Loan and Security Agreement and any supplements, amendments or modifications to this Loan and Security Agreement.

1.3           “Book Value” means with respect to any Account means the book value thereof as determined in accordance with GAAP.

1.4           "Borrowing Base Certificate" means the certificate, substantially in the form of Exhibit A, with appropriate insertions, to be submitted to Capital by Borrower pursuant to this Agreement and certified as true and correct by and of the Authorized Parties of Borrower.

1.5           "Borrower's Books" means all of Borrower's books and records including, but not limited to: minute books; ledgers; records indicating, summarizing or evidencing Borrower's assets, liabilities, and the Accounts; all information relating to Borrower's business operations; and all computer programs, disc or tape files, printouts, runs, and other computer prepared information and the equipment containing such information.

1.6           “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Florida or is a day on which Capital is otherwise closed for transacting business with the general public.

1.7           "Capital Expenses" means all of the following: (i) taxes and insurance premiums required to be paid by Borrower under this Agreement or any of the other Loan Documents which are paid or advanced by Capital; (ii) filing, recording, publication and search fees paid or incurred by Capital; and (iii) the costs, fees (including reasonable attorneys' and paralegals' fees) and expenses incurred by or charged to Capital: (a) to examine Borrower and the Collateral; (b) to correct any default or enforce any provision of this Agreement, any of the other Loan Documents and any guaranty of the Obligations, whether or not litigation is commenced; (c) in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale and/or advertising to sell the Collateral, whether or not a sale is consummated; (d) in collecting the Accounts and in collecting the Obligations, whether from Borrower, any guarantor or both; and (e) in structuring, drafting, reviewing, amending, defending or concerning this Agreement or any of the other Loan Documents.

1.8           "Code" means the Florida Uniform Commercial Code, and any and all terms used in this Agreement which are defined in the Code and are not defined herein shall be construed and defined in accordance with the definition of such terms under the Code.

1.9           "Collateral" means each and all of the following:

A.           the Accounts;

B.           the Equipment;

C.           the Inventory;

D.           the General Intangibles;

E.           the Negotiable Collateral;

F.           the Borrower’s Books;

G.           any money, deposit accounts or other assets of Borrower in which Capital receives a security interest or which hereafter come into the possession, custody or control of Capital;

H.           all Supporting Obligations;

I.           all Investment Property;

J.           all Letter of Credit Rights; and

K.          the proceeds of any of the foregoing, including, but not limited to, proceeds of insurance covering the Collateral, or any portion thereof, and any and all Accounts, Equipment, Inventory, General Intangibles, Negotiable Collateral, the Borrower’s Books, the Investment Property, the Letter of Credit Rights, the Supporting Obligations, money, deposit accounts or other tangible and intangible property resulting from the sale or other disposition of the Collateral, or any portion thereof or interest therein, and the proceeds thereof.

1.10         "Daily Balance" means and refers to the amount determined by taking the amount of the Obligations owed at the beginning of a given day, adding any new Obligations advanced or incurred on such date, and subtracting any payments or collections which are deemed to be paid on that date under the provisions of this Agreement.

1.11         “Eligible Letter of Protection Accounts” means and includes those Accounts which would otherwise be within Eligible Accounts but for the fact that the Accounts arose in connection with treating patients for which the Borrower has received a letter of protection from a law firm.

1.12         "Eligible Accounts" means and includes those Accounts (i) which have been validly assigned to Capital, (ii) strictly comply with all of Borrower's warranties and representations to Capital, (iii) contain payment terms of not greater than the number of Term Days (as defined on Schedule 1), or less, from the date of invoice, (iv) are not past due more than the number of Past Due Days (as defined on Schedule 1) and (v) are invoiced not later than ten (10) days from the date of service or sale; provided, however, that Eligible Accounts shall not include the following: (a) Accounts with respect to which the account debtor is an officer, employee or agent of Borrower; (b) Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the account debtor may be conditional; (c) Accounts with respect to which the account debtor is not a resident of the United States; (d) Accounts which represent the portion of the fee which is the responsibility of the patient; (e)Accounts which have been referred to collections by the Borrower; (f) Accounts with respect to which the account debtor is a subsidiary of, related to, affiliated with, or has common shareholders, officers or directors with Borrower; (g) those Accounts where Capital has notified the Borrower that, in Capital’s sole discretion, the account or account debtor is not acceptable to Capital; (h) all of the Accounts owed by an account debtor who is the subject of an Insolvency Proceeding; (i) all of the Accounts owed by an account debtor where the Cross Aging Percentage (as defined on Schedule 1) or more of all of the Accounts owed by that account debtor are past due more than the Past Due Days from the invoice due date; (j) Accounts for which the services have not yet been rendered to the account debtor or the goods sold have not yet been delivered to the account debtor (commonly referred to as "pre-billed accounts"); (k) Accounts which arising in connection with treating patients for which the Borrower has received a letter of protection from a law firm; and (l) COD and cash sales.

1.14         "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, motor vehicles, tools, parts, dies, jigs, goods, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements thereto, wherever located.

1.15         "Event of Default" means the occurrence of any one of the events set forth in Section 9.

1.16         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

1.17         "General Intangibles" means all of Borrower's present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Borrower (including, without limitation, any and all choses or things in action, payment intangibles, software, goodwill, patents, trade names, trademarks, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims, contract rights, franchise rights and licenses) other than goods and Accounts, as well as Borrower's Books relating to any of the foregoing.

1.18         "Governing Rate" shall have the meaning set forth in Section 2.3.5.

1.19         "Guarantor" means individually, and "Guarantors" means collectively, the persons and entities listed on Schedule 1 as Guarantors.

1.20         "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions generally with its creditors.

1.21         "Inventory" means and includes all of Borrower's present and future inventory in which Borrower has any interest, including, but not limited to, goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, shelving and racking upon which the Inventory is stored, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

1.22         "Judicial Officer or Assignee" means any trustee, receiver, controller, custodian, assignee for the benefit of creditors or any other person or entity having powers or duties like or similar to the powers and duties of a trustee, receiver, controller, custodian or assignee for the benefit of creditors.

1.23         “Letter of Credit Rights” means Letter of Credit Rights as defined in the Code, whether or not the letter of credit is evidenced by a writing.

1.24         “Loan Account” shall have the meaning set forth in Section 2.3.12

1.25         "Loan Documents" means collectively this Agreement and any other agreements entered into between Borrower and Capital in connection with this Agreement.

1.26         RESERVED

1.27         RESERVED

1.28         “Investment Property” means Investment Property as defined in the Code.

1.29         "Maximum Credit Line" has the meaning set forth on Schedule 1.

1.30         "Negotiable Collateral" means all of Borrower's present and future letters of credit, advises of credit, letter of credit rights, notes, drafts, instruments, documents, leases, and chattel paper (including, without limitation, electronic chattel paper), and Borrower's Books relating to any of the foregoing.

1.31         "Net Worth" means, as of any date, the total assets of Borrower minus the total liabilities of Borrower calculated in conformity with GAAP.

1.32         "Obligations" means any and all loans, advances, debts, liabilities (including, without limitation, any and all amounts charged to Borrower's account pursuant to any agreement authorizing Capital to charge Borrower's account), obligations, lease payments, guaranties, covenants and duties owing by Borrower to Capital of any kind and description (whether advanced pursuant to or evidenced by this Agreement, any of the other Loan Documents, or any other instrument, or by any other agreement between Capital and Borrower and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including, without limitation, any debt, liability or obligation owing from Borrower to others which Capital may have obtained by assignment or otherwise, and further including, without limitation, all interest not paid when due and all Capital Expenses which Borrower is required to pay or reimburse by this Agreement, by law, or otherwise.

1.33         "Over Advance" shall have the meaning set forth in Section 2.1.

1.34         “Payment Items” means all checks, wire transfers, drafts and other items of payment payable to the Borrower, including proceeds of any of the Collateral.

1.35         RESERVED

1.36         “Subordinating Creditor” means collectively, the persons and entities listed on Schedule 1 as Subordinating Creditor.

1.37         “Subordinated Debt” means all of the indebtedness owed by Borrower to any third parties, including the Subordinating Creditor, the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a subordination agreement approved by Capital in its sole and absolute discretion.

1.38         “Supporting Obligations” means Supporting Obligations as defined in the Code.

1.39         “Tangible Net Worth” means an amount equal to Borrower’s equity, as determined in accordance with GAAP, increased by Subordinated Debt and decreased by intangible assets (including, without limitation, intangibles, goodwill and prepaid expenses and deposits) and all amounts owing from affiliates, employees or equityholders.

1.40         "Term" shall have the meaning set forth on Schedule 1.

1.42         "Working Capital" means the amount determined by subtracting the aggregate amount of Borrower's current liabilities from the aggregate amount of Borrower's current assets. Borrower's current liabilities and current assets shall be determined in accordance with GAAP consistently applied.

1.43         Other Definitional Provisions. References to "Sections", "subsections", and "Exhibits" shall be to Sections, subsections, and Exhibits, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

2.           LOANS AND TERMS OF PAYMENT

Manner of Borrowing Advances (revolving loans). Borrowings under the credit facility established hereunder shall be as follows:

2.1           Advance Requests. A request for an advance (also known as a revolving loan) shall be made, or shall be deemed to be made, in the following manner: Borrower may give Capital notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, no later than 11:00 a.m. on the proposed borrowing date. Capital may lend to Borrower, in Capital’s sole and absolute discretion, (a) up to the Advance Percentage (as defined on Schedule 1) of the net amount of Borrower’s Eligible Accounts and Eligible Letter of Protection Accounts (the “net amount” of Borrower’s Eligible Accounts and Eligible Letter of Protection Accounts means the true rate of collection on such Eligible Accounts and Eligible Letter of Protection Accounts as determined by Capital from time to time, in its sole discretion, and generally approximately 27% of the face amount of each Eligible Account and Eligible Letter of Protection Account, which number is subject to change in the sole discretion of Capital, based upon Capital’s based upon the Borrowing Base Certificate (if applicable) which must be submitted to Capital in connection with such request)not to exceed at any time (B) the Maximum Credit Line. As an accommodation to Borrower, Capital may permit electronic transmittal of instructions or requests for advances, authorizations, agreements or reports to Capital by Borrower, received from any one or more of the authorized officers or other personnel of the Borrower identified on Exhibit B hereto. Pursuant to the terms hereof, Borrower will deliver to Capital, from time to time, assignment schedules of Borrower’s Accounts on Capital’s form of Schedule of Assigned Accounts and/or Borrowing Base Certificates and an Authorized Signature Card from Borrower to Capital to indicate which of Borrower’s employees and officers are authorized to provide and request information, including advances from Capital on behalf of the Borrower, all of which is subject to the procedures set forth herein. The Borrower specifically requests that Capital agree to accept any facsimile signature on any Schedule of Assigned Accounts, Borrowing Base Certificate, Authorized Signature Card or any notice which Capital in its sole discretion believes to have been sent or forwarded to Capital by one of the Borrower’s authorized officers or employees. The Borrower hereby agrees to follow up any of said facsimile transmissions with the original of same no later than the next business day following any such facsimile transmission. In addition to the other indemnifications set forth herein, the Borrower hereby indemnifies and holds all Indemnitees (as defined below) harmless from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and from costs and expenses (including without limitation reasonable attorney's fees) arising directly or indirectly, in whole or in part, out of the negligence, willful misconduct, misuse or unlawful or unauthorized use of any facsimile message or, facsimile signature or signatures of any person or persons, including the Borrower or its partners, officers, directors, agents or employees, whether within or beyond the scope of such individual's duties or authority thereunder. Further, the Borrower agrees to assume full responsibility for any and all advances and actions taken by Capital in reliance upon any facsimile transmission or, facsimile signature or signatures of any person or persons, including the Borrower or its partners, officers, directors, agents or employees, signing on behalf of the Borrower. Borrower agrees that Capital shall not be responsible for any communication or miscommunication by any individual claiming to or which Capital in its discretion believes to have proper authority to give any facsimile transmission. In no event shall Capital be obligated to make advances to Borrower under this Section 2 whenever the aggregate amount of the then outstanding advances made pursuant to Section 2 exceeds or would exceed as a result of the requested advance, the Maximum Credit Line. Unless Borrower specifically directs Capital in writing not to accept or act upon telecopied or electronic communications from Borrower, Capital shall have no liability to Borrower for any loss or damage suffered by Borrower as a result of Capital’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Capital electronically and purporting to have been sent to Capital by Borrower and Capital shall have no duty to verify the origin of any such communication or the authority of the person sending it. All of the advances made pursuant to this Section 2.1 and any supplement, if any, to this Agreement shall be added to and deemed part of the Obligations when made. If, at any time and for any reason, the amount of advances made pursuant to Sections 2.1 and such supplement, if any, exceed the percentage or dollar limitations set forth in Section 2.1 and in such supplement, as applicable, or if all of Borrower's Obligations, at any time and for any reason, exceed the Maximum Credit Line (an "Over Advance"), then Borrower shall within fifteen (15) business days pay to Capital, in cash, the amount of such excess.

2.2           Disbursement. Borrower hereby irrevocably authorizes Capital to disburse the proceeds of each advance requested, or deemed to be requested, pursuant to Section 2.1 above as follows: (i) the proceeds of each advance requested under Section 2.1(i) other than Direct Payments, shall be disbursed by Capital in lawful money of the United States of America in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer or ACH transfer to such non-payroll bank account as may be agreed upon by Borrower and Capital from time to time or elsewhere if pursuant to a written direction from Borrower; and (ii) the proceeds of each Direct Payment shall be disbursed by Capital by way of direct payment of the relevant interest or other Obligation.

2.3           Payments.         The Borrower promises to repay all Obligations when due in accordance with the terms of this Agreement or the other Loan Documents. All payments with respect to any of the Obligations shall be made to Capital on the date when due, in U.S. Dollars ($) and in immediately available funds, without any offset or counterclaim. Except where evidenced by notes or other instruments issued or made by Borrower to Capital specifically containing payment provisions which are in conflict with this Section 2.3 (in which event the conflicting provisions of said notes or other instruments shall govern and control), the Obligations shall be payable as follows:

2.3.1           Principal.     Principal payable on account of advances shall be payable by Borrower to Capital immediately upon the earliest of (i) the receipt by Capital or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) an Eligible Account no longer being eligible for funding hereunder (the “Ineligible Collateral”), to the extent of the amount of the Ineligible Collateral, (iii) the occurrence of an Event of Default in consequence of which Capital elects to accelerate the maturity and payment of the Obligations, (iv) termination of this Agreement pursuant to Section 3 hereof; provided, however, that if an Over Advance condition shall exist at any time, Borrower shall, immediately repay the Obligations to the extent necessary to eliminate the Over Advance condition.

2.3.2           Interest.      Interest accrued on the Advances shall be due and payable on the earliest of (i) the fifth (5th) calendar day of each month (for the immediately preceding month), computed through the last calendar day of the preceding month; (ii) the occurrence of an Event of Default which has not been cured, if a cure is allowed under the terms hereof, in consequence of which Capital elects to accelerate the maturity and payment of the Obligations; and (iii) termination of this Agreement pursuant to Section 3 hereof. Interest will accrue on a daily basis, and reserved from availability, but will only be due and payable as provided above. At its option, Capital may debit such amounts, which amounts shall thereupon constitute Obligations hereunder and shall thereafter accrue interest at the rate then provided under this Agreement.

2.3.3           Costs, Fees and Charges.  Capital may collect a "late charge" equal to five percent (5%) of any installment of interest or principal, or of any taxes, assessments and insurance paid by Capital which is not paid or reimbursed by the Borrower within ten (10) days of the due date thereof to cover the extra expense involved in handling such delinquent payment. All costs, fees charges and Capital Expenses payable pursuant to this Agreement shall be payable by Borrower as and when incurred, to Capital. At its option, Capital may debit such amounts, which amounts shall thereupon constitute Obligations hereunder and shall thereafter accrue interest at the rate then provided under this Agreement.

2.3.4           Other Obligations. The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Capital as and when provided in this Agreement, if no date of payment is otherwise specified in the Loan Documents, ON DEMAND.

2.3.5           Interest Rates. All Obligations owed by Borrower to Capital shall bear interest, on the average Daily Balance owing, at the rate of twelve percent (12%) per annum (the "Governing Rate"). Upon and after the occurrence of an Event of Default and during the continuation thereof and upon and after judgment, all Obligations owed by Borrower to Capital shall, at the election of Capital, without constituting a waiver of any such Event of Default, bear interest on the average Daily Balance owing, at the Default Rate (as defined on Schedule 1). All interest chargeable under this Agreement shall be computed on the basis of a three hundred sixty (360) day year for actual days elapsed.

   2.3.5.1           Maximum Interest. Regardless of any provision contained in this Agreement or any other agreement or document executed in connection herewith, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Capital pursuant to the terms of this Agreement or any other Loan Documents and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law. No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Loan Documents or the exercise by Capital of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Capital to charge or receive in any event, interest or any charges, amounts premiums or fees deemed interest by applicable law (such interest, charges, amounts, premiums and fees referred to herein collectively as “Interest”) in excess of the maximum rate allowable under applicable law and in no event shall Borrower be obligated to pay Interest exceeding such maximum rate, and all agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrower to pay Interest exceeding the maximum rate allowable under applicable law shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such maximum rate. If any Interest is charged or received in excess of the maximum rate allowable under applicable law (“Excess”), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or otherwise illegal relationship. The right to accelerate the maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Capital does not intend to collect any unearned interest in the event of any such acceleration. Borrower recognizes that, with fluctuations in the rates of interest set forth in Section 2 of this Agreement and the maximum rate of interest allowable under applicable law, such an unintentional result could inadvertently occur. All monies paid to Capital hereunder or under any other Loan Documents, whether at maturity or by prepayment, shall be subject to any rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, Borrower covenants that (i) the credit or return of any Excess shall constitute the acceptance by Borrower of such Excess, and (ii) Borrower shall not seek or pursue any other remedy, legal or equitable, against Capital, based in whole or in part upon contracting for, charging or receiving any Interest in excess of the maximum rate allowable under applicable law. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Capital, all interest at any time contracted for, charged or received from Borrower in connection with this Agreement and any other agreement or document executed in connection herewith, any of the Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations. Borrower and Capital shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of Obligations, be automatically recommitted by Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

   2.3.5.2           Payment of Interest. All interest payable by Borrower shall be due and payable on the fifth (5th) day of each calendar month during the term of this Agreement and Capital shall, at its option, charge such interest and any and all Capital Expenses to Borrower's loan account with Capital, which amounts shall thereupon constitute Obligations hereunder and shall thereafter accrue interest at the rate then provided under this Agreement.

2.3.6           Borrowing Base Certificate, Other Required Information and Authorizations. Concurrent with the execution of this Agreement by Borrower and concurrent with each request for an advance pursuant to Section 2.1, but at least on once during each Reporting Period (as defined on Schedule 1) during the term of this Agreement, Borrower shall deliver to Capital a fully completed Borrowing Base Certificate certified by any one of the Authorized Parties listed on Exhibit “B” hereof (the “Authorized Parties”) of Borrower as being true and correct, or such other information requested by Capital (the “Other Information”). Concurrent with the delivery of the Borrowing Base Certificate or the Other Information, Borrower shall provide a written report to Capital of all returns and all material disputes and claims, together with sales and other reports relating to the Accounts and Inventory as required by Capital. If Borrower fails to deliver to Capital the Borrowing Base Certificate or the Other Information on the date when due, then notwithstanding any of the provisions contained in Section 2.1 or in any other Loan Document to the contrary, Capital shall not make any advances to Borrower until the Borrowing Base Certificate or the Other Information is delivered to Capital. Capital is hereby authorized to make the loan and the extensions of credit provided for in this Agreement based upon telecopied or other instructions and transaction reports received from any one of the authorized personnel of Borrower identified on Exhibit B, or, at the discretion of Capital, if such extensions of credit are necessary to satisfy any Obligations of Borrower to Capital. Although Capital shall make a reasonable effort to determine the person's identity, Capital shall not be responsible for determining the authenticity of any such telecopied instructions and Capital may act on the instructions of anyone it perceives to be one of the authorized personnel identified on Exhibit B.

2.3.7           Collections. Upon and after the occurrence of an Event of Default, Capital or Capital's designee may, at any time, notify customers or account debtors of Borrower that the Accounts have been assigned to Capital and that Capital has a security interest therein, Capital may confirm the validity and/or amount of the Accounts, collect them directly, and charge the collection costs and expenses to Borrower's loan account, but, unless and until Capital does so or gives Borrower other written instructions, the collection of the Accounts shall be made in accordance with the terms and conditions of this Agreement. Borrower agrees that all payments received by Borrower in connection with the Accounts and any other Collateral shall be held in trust for Capital as Capital's trustee, and shall be remitted to Capital in kind upon Capital’s request. The receipt of any wire transfer, check or other item of payment by Capital shall be deemed to have been paid to Capital on the Collection Date (as defined in Schedule 1).

2.3.8           Monthly Statements. Capital shall render monthly statements of the Obligations owing by Borrower to Capital, including statements of all principal, interest, and Capital Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Capital unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Capital, by registered or certified mail, at Capital's address indicated in Section 13, written objection thereto specifying the error or errors, if any, contained in any such statement and Capital in its good faith discretion determines such exceptions are accurate and makes an appropriate adjustment. In the event that Borrower fails to receive such monthly statement for a particular month, Borrower hereby agrees and acknowledges that it shall likewise be obligated to notify Capital in writing no later than 45 days from the end of each such month. If Borrower fails to so notify Capital of same then said monthly statement shall be deemed to have been sent and delivered to Borrower and shall be final and conclusive on Borrower. At Capital’s request, Borrower shall execute and deliver to Capital from time to time, promissory notes in form and content satisfactory to Capital to evidence the balances owing in Borrower’s Loan Account, but notwithstanding any such request for or delivery of such notes, such statements of account shall be prima facie evidence of the loans and, to the extent intended by Capital to be included therein, other Obligations owing to Capital by Borrower.

2.3.9           Fees and Reimbursement of Expenses

    A.           Fees.         Borrower will pay to Capital those fees set forth on Schedule 1.

    B.           Borrower shall reimburse Capital for all reasonable costs and expenses incurred in connection with examinations and appraisals of Borrower’s books, records and assets and such other matters as Capital shall deem reasonable and appropriate, provided, however, that so long as there is no Event of Default hereunder, the cost of examinations charged to the Borrower shall not exceed $5,000.00 per year, but upon and after the occurrence of an Event of Default, there shall be no such limitation.

    C.           If, at any time or times regardless of whether or not an Event of Default then exists, Capital incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with the loan transaction described herein, including, without limitation: (i) the negotiation and preparation of any amendment of or modification of this Agreement or any of the other Loan Documents; (ii) the administration of this Agreement or any of the other Loan Documents and the transactions contemplated hereby and thereby, including, without limitation, those items described in B above; (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Capital; Borrower or any other person) in any way relating to the Collateral, this Agreement or any of the other Loan Documents or Borrower’s affairs; (iv) any attempt to enforce any rights of Capital against Borrower or any other person which may be obligated to Capital by virtue of this Agreement or any of the other Loan Documents, including any account debtor or guarantor of Borrower’s Obligations; (v) any consultations regarding this Agreement or any other Loan Documents or preparation therefore, or the financing extended hereunder or (vi) any attempt to inspect, verify, protect, preserve, perfect or continue the perfection of Capital’s liens upon, restore, collect, sell, liquidate or otherwise dispose of or realize upon the Collateral; then all such legal and accounting expenses, other reasonable costs and out-of-pocket expenses of Capital shall be charged to Borrower. All such legal fees shall be based upon the usual and customary rates for services actually rendered and not upon any fixed percentage of the outstanding balance hereunder. All amounts chargeable to Borrower under this Section 2.3.9C shall be Obligations secured by all of the Collateral, shall be payable on demand to Capital, and shall bear interest from the date such demand is made until paid in full at the rate applicable to the Daily Balance from time to time.

    D.           Borrower shall pay to Capital, ON DEMAND, any and all reasonable fees, costs or expenses which Capital pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower or any other person or entity on behalf of Borrower, by Capital, of proceeds of advances made by Capital to Borrower pursuant to this Agreement and (ii) the depositing for collection, by Borrower, of any check or item of payment received or delivered to Capital on account of the Obligations.

    E.           In the event of the existence of an Over Advance, the Borrower shall pay to Capital, at Capital’s discretion, an Over Advance Fee of .0685% of the amount of the Over Advance for each day after the 15th day that the Over Advance is outstanding. Nothing provided herein shall constitute consent by Capital to such Over Advance.

2.3.10         Application of Payments and Collections. Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Capital from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Capital shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Capital or its agent against the Obligations, in such manner as Capital may deem advisable. If as the result of collections of Borrower’s advances and Accounts a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists.

2.3.11         All Advances to Constitute One Obligation. The advances shall constitute one general Obligation of Borrower, and shall be secured by Capital’s lien upon all of the Collateral.

2.3.12         Loan Account. Capital shall establish an account on its books (the “Loan Account”) and shall enter all advances as debits to the Loan Account and shall also record in the Loan Account all payments made by Borrower on any Obligations and all proceeds of Collateral which are finally paid to Capital, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

2.3.13         Issuance of Securities in Payment of Outstanding Loan. At any time that there is an outstanding Obligations, and from time to time, the Lender may convert all or any portion of the Obligation into shares of the FCHS’s (the Borrower’s indirect parent) common stock based on a price of $.75 per share (the “Shares”)by completing the form of Conversion Notice attached hereto as Exhibit H. The Borrower and FCHS agree to take all actions, including, without limitation, keeping current on FCHS’ filings with the Securities and Exchange Commission and all other applicable regulatory agencies, and all other obligations, necessary for the Lender to, and the Borrower and FCHS will refrain from taking any action that would prevent the Lender from, being able to sell any of the Shares that the Lender obtains from the conversion. The Shares must be timely provided by FCHS in certificate form to the Lender,. Upon request by the Lender to convert all or a portion of the Obligations to Shares, FCHS will instruct its stock transfer agent to issue a certificate representing the number of Shares that the Lender desires to convert. FCHS will use its best efforts to submit all necessary documentation to its stock transfer agent, including a resolution of FCHS’ board of directors and Company Letter of Direction authorizing the transfer agent to issue the certificate within 24 hours of request. FCHS represents and warrants that at all times it will have sufficient authorized but unissued or otherwise unreserved shares of common stock to satisfy all potential conversion and exchange notices by the Lender.

In connection with the issuance of the Shares, the Lender represents and warrants the following to the Borrower and FHCA:

(a)          Investment Purpose.  The Lender is acquiring the Shares as principal for its own account and not with a view to or for distributing or reselling such Shares or any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act) or any applicable state securities law, has no present intention of distributing any of such Shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons or entity to distribute or regarding the distribution of such Shares in violation of the Securities Act or any applicable state securities law.  The Lender is acquiring the Securities hereunder in the ordinary course of its business.

(b)          Accredited Investor Status. The Lender is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

(c)          Reliance on Exemptions. The Lender understands that the Shares are being issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that FCHS is relying in part upon the truth and accuracy of, and the Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Lender set forth herein in order to determine the availability of such exemptions and the eligibility of the Lender to acquire the Shares.

(d)          Information. The Lender understands that its investment in the Shares involves a high degree of risk. The Lender (i) is able to bear the economic risk of an investment in the Shares including a total loss thereof, (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment in the Shares and (iii) has had an opportunity to ask questions of and receive answers from the officers of FCHS concerning the financial condition and business of FCHS and others matters related to an investment in the Shares. The Lender has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

(e)          No Governmental Review. The Lender understands that no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of an investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(f)          No Short Selling. The Lender represents and warrants to FCHS that at no time prior to the date of this Agreement has any of the Lender, its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any (i) "short sale" (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the common stock of FCHS or (ii) hedging transaction, which establishes a net short position with respect to the common stock of FCHS.

(g)          Transfer or Sale. The Lender understands that (i) the Shares may not be offered for sale, sold, assigned or transferred unless (A) registered pursuant to the Securities Act or (B) an exemption exists permitting such Shares to be sold, assigned or transferred without such registration; (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person or entity through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder. The Shares shall bear a legend substantially similar to the following:

NEITHER] THIS SECURITY [NOR THE SECURITIES INTO WHICH THIS SECURITY IS [EXERCISABLE] [CONVERTIBLE]] HAS [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY [AND THE SECURITIES ISSUABLE UPON [EXERCISE] [CONVERSION] OF THIS SECURITY] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Borrower and FCHS agree that they will use their best efforts, at their sole cost and expense, to assist the Lender in making the Shares freely tradable, including, without limitation, having their counsel provide the necessary opinion letters referenced above.

(h)          Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Lender and is a valid and binding agreement of the Lender enforceable against the Lender in accordance with its terms, subject as to enforceability to general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

3           TERM AND PREPAYMENT

3.1           Term.

 A.          The Agreement will have a term equal to the Term.

 B.           Notwithstanding the Term, upon the occurrence of an Event of Default which is not cured within any applicable cure period, if any, Capital may terminate this Agreement without notice. In addition, should either Capital or Borrower become insolvent or is unable to meet its debts as they mature, then the other party shall have the right to terminate this Agreement at any time without notice. On the date of a termination by Borrower or Capital, all Obligations shall become immediately due and payable without notice or demand and shall be paid to Capital in cash or by a wire transfer of immediately available funds.

 C.           When Capital has received payment and performance in full of all Obligations and an acknowledgment from Borrower that it is no longer entitled to request any advances from Capital under this Agreement, Capital shall execute a termination of all security interests given by Borrower to Capital, upon the execution and delivery of general releases by Borrower, any guarantor or surety of Borrower's Obligations to Capital.

 D.           The Borrower may repay all Obligations at any time.

4            CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest. Borrower hereby grants to Capital a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations owed by Borrower to Capital and in order to secure prompt performance by Borrower of each and all of its covenants and obligations under this Agreement and otherwise created. Capital's security interest in the Collateral shall attach to all Collateral without further act on the part of Capital or Borrower. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon written request therefore from Capital, endorse and assign such Negotiable Collateral over to Capital and deliver actual physical possession of the Negotiable Collateral to Capital.

4.2           Right to Examine and Inspect. In order to verify the validity of any Borrowing Base Certificate, Borrower shall, upon the request of Capital, promptly furnish Capital with copies of Borrower's purchase orders, sales journals, invoices, chattel paper, customer's purchase orders, or the equivalent, and original shipping or delivery receipts for all Inventory purchased and goods sold, and Borrower shall warrant the genuineness thereof. In addition, Capital shall be entitled to conduct from time to time during the term of this Agreement, examinations of Borrower's Books, business operations and Inventory and to check and test the same as to quality, quantity, value and condition. Borrower shall pay to Capital all costs and expenses incurred by Capital in connection with such examinations, including examination costs, travel, etc., and the amount charged shall be deemed included in the "Obligations" when incurred, and shall thereafter accrue interest at the rate then provided under this Agreement.

4.3           Setoff. All sums at any time standing to the Borrower's credit on the Capital's books and all of the Borrower's property at any time in the Capital's possession, or upon or in which Capital has a lien or security interest shall be security for all Obligations. In addition to and not in limitation of the above, with respect to any deposits or property of the Borrower in Capital's possession or control, now or in the future, Capital shall have the right to setoff all or any portion thereof, at any time, against any Obligations hereunder, even though not matured, without prior notice or demand to the Borrower.

4.4           Continuation of Security Interest. Notwithstanding termination of this Agreement, until all Obligations, contingent or otherwise, have been fully repaid and performed, Capital shall retain its security interest in all presently owned and hereafter arising or acquired Collateral, and Borrower shall continue to immediately deliver to Capital, in kind, all collections received respecting the Accounts.

4.5           Perfection of Security Interest. Borrower shall execute or authenticate and deliver to Capital, concurrent with Borrower's execution of this Agreement, and at any time or times hereafter at the request of Capital, and does hereby authorize Capital on its behalf to file, all financing statements, continuation financing statements, security agreements, assignments, endorsements, affidavits, reports, notices, schedules of accounts, letters of authority and all other documents that Capital may reasonably request, in form satisfactory to Capital, to perfect and maintain perfected Capital's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement. Capital may at any time and from time to time, file financing statements, continuation statements and amendments thereto that describe the Collateral as all assets of the Borrower or words of similar effect and which contain any other information required by Part 5 of Revised Article 9 of the Code (“RA9”) for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to Capital promptly upon request. Any such financing statements, continuation statements or amendments may be signed or authenticated by Capital on behalf of the Borrower, as provided in Section 4.7, and may be filed at any time in any jurisdiction whether or not RA 9 is then in effect in that jurisdiction. The Borrower shall at any time and from time to time, whether or not RA 9 is in effect in any particular jurisdiction, take such steps as Capital may reasonably request for Capital (a) to obtain an acknowledgment, in form and substance satisfactory to Capital, of any bailee having possession of any of the Collateral that the bailee holds such Collateral for Capital, (b) to obtain "control" of any investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such terms are defined in RA 9 with corresponding provisions in Sections 9-104, 9-105, 9-106 and 9-107 relating to what constitutes “control” for such items of Collateral), with any agreements establishing control to be in form and substance satisfactory to Capital, and (c) otherwise to insure the continued perfection and priority of Capital's security interest in any of the Collateral and of the preservation of its rights therein, whether in anticipation and following the effectiveness of RA 9 in any jurisdiction.

4.6           Access to Borrower's Books. Capital (through any of its officers, employees or agents) shall have the right, at any time or times hereafter, during Borrower's usual business hours, or during the usual business hours of any third party having control over the records of Borrower, to inspect and verify Borrower's Books in order to verify the amount or condition of, or any other matter relating to, the Collateral and Borrower's financial condition. Prior to the occurrence of an Event of Default, Capital will endeavor to provide prior written notice to the Borrower of any such examination, but the failure to provide such notice shall not affect Capital’s rights hereunder or expose Capital to any liability to the Borrower.

4.7           Power of Attorney. Borrower hereby irrevocably makes, constitutes and appoints Capital (and any of Capital's officers, employees or agents designated by Capital) as Borrower's true and lawful attorney with power, exercisable after the occurrence of an Event of Default:

 A.           To sign or authenticate the name of Borrower on any of the documents described in Section 4.5 or on any other similar documents which need to be executed, recorded and/or filed in order to perfect or continue perfected Capital's security interest in the Collateral;

 B.           To endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Capital's possession;

 C.           To sign Borrower's name on drafts against account debtors, on schedules and assignments of Accounts, on notices to account debtors, on any invoice or bill of lading relating to any Account;

 D.           To notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Capital, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward, within two (2) business days of Capital's receipt thereof, all other mail to Borrower;

 E.           To send requests for verification of Accounts, and to contact account debtors in any other manner in order to verify the Accounts.

 F.           To do all things necessary to carry out this Agreement.

The appointment of Capital as Borrower's attorney, and each and every one of Capital's rights and powers, being coupled with an interest, are irrevocable so long as any Accounts in which Capital has a security interest remain unpaid and until all of the Obligations have been fully paid and performed. The Borrower ratifies and approves all acts of the attorney. Neither Capital nor its employees, officers or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law made in good faith except for gross negligence or willful misconduct. Capital may file one or more financing statements disclosing Capital’s security interest without the Borrower’s signature appearing thereon.

4.8           Commercial Tort Claims. If the Borrower shall at any time acquire a commercial tort claim, as defined in the Code, the Borrower shall immediately notify Capital in a writing signed by the Borrower of the brief details thereof and grant to Capital in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Capital.

5            CONDITIONS PRECEDENT AND SUBSEQUENT

5.1           Conditions Precedent. As conditions precedent to any advances by Capital hereunder or any other Loan Documents, Borrower shall execute and deliver, or cause to be executed and delivered, to Capital, in form and substance satisfactory to Capital and its counsel, the following:

 A.           Financing statements (form UCC-1) in form satisfactory for filing and recording with the appropriate governmental authorities.

 B.           Certified extracts from the minutes of the meetings of Borrower's members authorizing the borrowings and the granting of the security interest provided for herein and authorizing specific officers to execute and deliver the agreements provided for herein.

 C.           A certified copy of Borrower's Certificate of Formation and any amendments thereto, a certificate of good standing showing that Borrower is in good standing under the laws of the State of its formation and certificates indicating that Borrower has qualified to transact business and is in good standing in any other state in which the conduct of its business or its ownership of property requires that it be so qualified.

 D.           UCC searches, tax lien and litigation searches, fictitious business statement filings, insurance certificates, notices or other similar documents which Capital may require and in such form as Capital may require, in order to reflect, perfect or protect the priority of Capital's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under this Agreement.

 E.           Prior to any funding requested hereunder, and if applicable, a fully completed Borrowing Base Certificate, dated as of the date of any requested funding, and certified as being true and correct by any one of the Authorized Parties.

 F.           A separate guaranty, in a form acceptable to Capital in its sole discretion, duly executed and delivered by each of the Guarantors, respectively, to Capital.

 G.           Evidence satisfactory to Capital that Borrower has obtained insurance policies or binders, with such insurers and in such amounts as may be acceptable to Capital, respecting the tangible personal property comprising the Collateral and naming Capital as a loss payee on a lender's loss payee endorsement acceptable to Capital in its sole discretion.

 H.           FCHS will have received at least $250,000 in gross proceeds from the sale of its securities at or prior to the execution of this Agreement and no later than 90 days following the execution of this Agreement, FCHS shall receive at least an additional $250,000 from the sale of its securities and in the event such securities are not sold and the funds not received by FCHS as set forth in this sub section, it will not constitute an Event of Default hereunder, however: (i) the interest rate for the Obligations shall increase to 24% until the Obligations are repaid in full or FCHS sells a total of $500,000 of its securities; and (ii) Capital has the right not to make future advances to the Borrower until the Obligations are repaid in full or FCHS sells a total of $500,000 of its securities.

 I.           Evidence satisfactory to Capital, in its sole discretion, that Borrower has recorded fictitious business name statements in the appropriate governmental offices regarding all of the trade names used by Borrower in its business.

 J.           The Loan Documents.

 K.          A legal opinion from Borrower’s and Guarantors’ outside counsel in form and content acceptable to Capital.

 L.           Separate subordination agreements, in a form acceptable to Capital in its sole discretion, duly executed and delivered by each Subordinating Creditor, respectively, to Capital, if applicable.

 M.          Landlord Waivers for all of Borrower’s leased locations.

 N.           Such other matters set forth on Schedule 1.

6.           BORROWER'S REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties which shall be deemed to be continuing representations and warranties so long as any credit hereunder shall be available and until the Obligations have been repaid in full:

6.1           Existence and Rights.

 A.           The chief executive office of Borrower is at the address specified on Schedule 1;

 B.           Borrower is an entity described on Schedule 1 duly organized and existing under the laws of the State of Organization (as defined on Schedule 1), has the organizational identification number set forth on Schedule 1 and is qualified and licensed to do business and is in good standing in any state in which the conduct of its business or its ownership of property requires that it be so qualified;

 C.           Borrower has the right and power to enter into this Agreement and each of the other Loan Documents;

 D.           Borrower has the power, authority, rights and franchises to own its property and to carry on its business as now conducted;

 E.           Borrower has no investment in any other business entity.

 F.           The Borrower’s exact legal name is set forth in the first paragraph of this Agreement.

6.2           Agreement Authorized. The execution, delivery and performance by Borrower of this Agreement and each of the other Loan Documents: (a) have been duly authorized and do not require the consent or approval of any governmental body or other regulatory authority; and (b) shall not constitute a breach of any provision contained in Borrower's Articles of Organization, Membership Agreement, Partnership Agreement, Regulations or Bylaws, as the case may be.

6.3           Binding Agreement. This Agreement is the valid, binding and legally enforceable obligation of Borrower in accordance with its terms.

6.4           No Conflict. The execution, delivery and performance by Borrower of this Agreement and each of the other Loan Documents: (a) shall not constitute an event of default under any agreement, indenture or undertakings to which Borrower is a party or by which it or any of its property may be bound or affected; (b) are not in contravention of or in conflict with any law or regulation; and (c) do not cause any lien, charge or other encumbrance to be created or imposed upon any such property by reason thereof other than the security interests granted to Capital in the Collateral.

6.5           Litigation. Except as set forth on Exhibit C, there are no actions or proceedings pending by or against Borrower or any Guarantor before any court or administrative agency, and Borrower has no knowledge or belief of any pending, threatened or imminent litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any Guarantor, except for ongoing collection matters in which Borrower is the plaintiff and except as heretofore disclosed, in writing, to Capital. Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

6.6           Financial Condition. All financial statements and information relating to Borrower which have been delivered by Borrower to Capital have been prepared in accordance with GAAP, unless otherwise stated therein, and fairly and reasonably present Borrower's financial condition. There has been no material adverse change in the financial condition of Borrower since the date of the most recent of such financial statements submitted to Capital. Borrower has no knowledge of any liabilities, contingent or otherwise, which are not reflected in such financial statements and information, and Borrower has not entered into any special commitments or contracts which are not reflected in such financial statements or information which may have a materially adverse effect upon Borrower's financial condition, operations or business as now conducted.

6.7           Tax Status. Borrower has no liability for any delinquent state, local or federal taxes, except as shown on Exhibit F.

6.8           Title to Assets. Borrower has good title to its assets and the same are not subject to any liens or encumbrances other than those permitted by Section 6.11A, and as shown on Exhibit G.

6.9           Trademarks and Patents. Borrower, as of the date hereof, possesses all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with the valid trademarks, trade names, copyrights, patents and license rights of others.

6.10         Environmental Quality and Legal Compliance. Borrower has in the past and is currently in compliance with any and all federal, state and local statutes, laws and regulations concerning the preservation of the environment and the use and disposal of hazardous and toxic materials and substances. Borrower has in the past and is currently in compliance with any and all federal, state and local statutes, laws and regulations concerning the conduct of its business and its operations. Borrower is not aware that it is under investigation by any state or federal agency designed to enforce any of such laws or regulations.

6.11         Accounts, General Intangibles and Negotiable Collateral.

A.           Borrower has good and marketable title to the Accounts, the General Intangibles and the Negotiable Collateral, free and clear of liens, claims, security interests, or encumbrances (except as held by Capital, except as listed on Exhibit G and except as may be specifically consented to, in advance and in writing, by Capital); at the time of their assignment to Capital the Accounts will be bona fide existing obligations created by the sale, license or lease of goods or the rendition of services to account debtors in the ordinary and usual course of business and will be owed to Borrower without any known defenses, disputes, offsets or counterclaims, or any rights of return or cancellation; Borrower shall have received no notice of actual or imminent bankruptcy or insolvency of any account debtor at the time the Account due from such account debtor is created; and in accordance with prudent credit policies, the account debtor shall be able to timely discharge all of its indebtedness to Borrower;

B.           Borrower shall deliver to Capital, as Capital may from time to time require, original delivery receipts, customer's purchase orders, time tickets or other proofs of services as appropriate in Borrower’s business, airbills, shipping instructions, bills of lading and other documentation respecting shipment arrangements as applicable to each purchase by Borrower of an Account. Absent such a request by Capital, copies of all such documentation shall be held by Borrower as custodian for Capital;

C.           At the time each Eligible Account and each Eligible Letter of Protection Account is assigned to Capital, such Eligible Account and each Eligible Letter of Protection Account will be due and payable in accordance with the terms set forth in Section 1.12, or on such other terms approved, in writing, by Capital in advance of the creation of such Account, and such terms shall be expressly set forth on the face of the invoice for such Account. No Eligible Account or Eligible Letter of Protection Account will be past due at the time it is assigned to Capital.

6.12         Inventory and Equipment.

A.           The Inventory and Equipment are currently located only at the locations identified on Exhibit E;

B.           All Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects;

C.           The Inventory and Equipment are and shall remain free from all liens, claims, encumbrances, and security interests (except as held by Capital, except as listed on Exhibit G and except as may be specifically consented, in advance and in writing, by Capital);

D.           The Inventory is not now stored with a bailee, warehouseman or similar party; and

E.           Borrower currently keeps correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, and its cost therefore.

6.13        Brokers There has been no mortgage or loan broker in connection with this loan transaction other than as set forth on Schedule 1, and the Borrower agrees to indemnify and hold the Lender harmless from any claim of compensation payable to any mortgage or loan broker in connection with this loan transaction.

6.14         Control. Borrower will cooperate with Capital in obtaining control with respect to Collateral consisting of deposit accounts, Investment Property, Letter of Credit Rights and electronic chattel paper.

6.15         Tradenames and Tradestyles. The Borrower utilizes the tradenames and tradestyles set forth on Schedule 1. The Borrower specifically authorizes Capital to accept invoices assigned to Capital bearing the Borrower’s name or in the name of any of the tradenames or tradestyles set forth on Schedule 1.

7.          BORROWER'S AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as any credit hereunder shall be available and until the Obligations have been repaid in full, unless Capital shall otherwise consent in writing, Borrower shall do all of the following:

7.1           Assignment Schedules and Invoices. Upon request by Capital, Borrower shall immediately deliver to Capital: (1) an assignment schedule of all Accounts created by Borrower since the delivery of the immediately preceding assignment schedule required hereunder; (2) copies of invoices evidencing such sales and shipping evidence and proofs of delivery relating thereto as applicable to each purchase of an Account by Borrower; and (3) such other documentation as Capital may request from time to time including but not limited to copies of time tickets or other proof of service.

7.2           Rights and Facilities. Borrower shall maintain and preserve all rights, franchises and other authority adequate for the conduct of its business. Borrower shall also maintain its properties, equipment and facilities in good order and repair and conduct its business in an orderly manner without voluntary interruption and maintain and preserve its existence.

7.3           Location of Inventory and Equipment. The Inventory and Equipment shall be located only at locations listed on Exhibit E or such other locations as shall have been approved by Capital.

7.4           Inventory Records. Borrower shall keep correct and accurate records itemizing and describing the kind, type, quality and quantity of the Inventory, and its cost thereof, all of which records shall be available upon demand to any of Capital's officers, agents and employees for inspection and copying.

7.5           Insurance. Borrower, at its expense, shall keep and maintain its assets insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks ordinarily insured against by other owners who use such properties in similar businesses for the full insurable value thereof. Borrower shall deliver to certificates of insurance for such policies of insurance and evidence of the payments of all premiums thereof, as well as for the real estate owned by MT, as defined below.

7.6           Notice of Litigation. If at any time during the term of this Agreement any litigation, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any guarantor of Borrower shall be commenced or threatened, Borrower shall immediately notify Capital in writing of such event.

7.7           Submission of Records and Reports.

 A.           Borrower shall execute and deliver to Capital within ten (10) days after the end of each month during the term of this Agreement, reflecting the status as of the end of each month, certified by any of the Authorized Parties of Borrower as being true and correct, (i) a current detailed aging, by total and by customer/patient, of Borrower's Accounts, (ii) a current detailed aging, by total and by vendor/insurance company or other responsible party, of Borrower’s accounts payable and (iii) a Compliance Certificate in the form of Exhibit D from and of one of the Authorized Parties of Borrower certifying that no Event of Default currently exists under this Agreement, all of which shall be set forth in a form and shall contain such information as is acceptable to Capital;

 B.           Borrower shall promptly supply Capital with such other information concerning its affairs as Capital may request from time to time hereafter, and shall promptly notify Capital of any material adverse change in Borrower's financial condition and of any condition or event which constitutes a breach of, or an event which constitutes an Event of Default under, this Agreement.

7.8           Taxes. All assessments and taxes, whether real, personal or otherwise, due or payable by, or imposed, levied or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and will execute and deliver to Capital, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all F.I.C.A. payments and withholding taxes required of it by applicable laws, and will furnish Capital with proof satisfactory to Capital indicating that Borrower has made such payments or deposits.

7.9           Financial Statements.

A.           Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards and/or computer tapes, discs, printouts, and records pertaining to the Collateral which contains information as may from time to time be requested by Capital. Borrower shall not modify or change its method of accounting or enter into, modify or terminate any agreement presently existing, or at any time hereafter entered into with any third party accounting firm and/or service bureau for the preparation and/or storage of Borrower's accounting records without said accounting firm and/or service bureau agreeing to provide to Capital information regarding the Collateral and Borrower's financial condition. Borrower agrees to permit Capital and any of its employees, officers or agents, upon demand, during Borrower's usual business hours, or the usual business hours of third persons having control thereof, to have access to and examine all of Borrower's Books relating to the Collateral, the Obligations, Borrower's financial condition and the results of Borrower's operations, and, in connection therewith, permit Capital or any of its agents, employees or officers to copy and make extracts therefrom. Prior to the occurrence of an Event of Default, Capital will endeavor to provide prior written notice to the Borrower of any such examination, but the failure to provide such notice shall not affect Capital’s rights hereunder or expose Capital to any liability to the Borrower.

B.           For each of Borrower's fiscal years during the term of this Agreement, Borrower shall deliver to Capital:

(i)          on a monthly basis, not later than fifteen (15) days after the end of each month a statement of the financial condition of Borrower for such monthly period prepared by Borrower’s management including, but not limited to, a balance sheet, a profit and loss statement, and a cash flow statement, and any other report requested by Capital relating to the Collateral and the financial condition of Borrower, and a certificate signed by any one of the Authorized Parties of Borrower, to the effect that all statements and reports delivered or caused to be delivered to Capital under this subsection, fairly and thoroughly present the financial condition of Borrower, are true and correct as of the last day of the immediately preceding calendar month and that there exists on the date of delivery to Capital no condition or event which constitutes an Event of Default under this Agreement or which, with the giving of notice or the passage of time or both, would constitute an Event of Default under this Agreement;

(ii)         For each of Borrower's fiscal years during the term of this Agreement, Borrower shall deliver to Capital the financial reporting at the same levels at the same frequency as required of First Choice Healthcare Solutions, Inc. (“FCHS”), on a consolidated and consolidating basis, as a result of its being a reporting public company. Borrower further agrees to provide to Capital, upon its filing with the Securities and Exchange Commission (“SEC”) or any other regulatory authority, copies of all reports, statements, filings, etc., filed by FCHS.

7.10         RESERVED

7.11         Tax Returns. Borrower shall deliver to Capital copies of each of Borrower's future federal and state income tax returns, and any amendments thereto, within fifteen (15) calendar days following the filing thereof with the Internal Revenue Service and with the appropriate state offices. Upon the written request of Capital, Borrower further agrees to promptly deliver to Capital proof of payment for the payment of federal and state withholding taxes required of it, and if it fails to provide the proof of payment , it will provide Capital with access to Borrower’s bank accounts to verify payment of taxes.

7.12         Payment of Debts. Borrower shall be at all times hereafter solvent and able to pay its debts (including trade debts) as they mature.

7.13         Compliance with Environmental and Other Laws. Borrower shall comply with any and all federal, state and local statutes, laws and regulations concerning the operation of its businesses and the preservation of the environment and the use and disposal of hazardous and toxic materials and substances.

7.14         Reimbursement for Capital Expenses. Upon the demand of Capital, Borrower shall immediately reimburse Capital for all reasonable sums expended by Capital which constitute Capital Expenses, and Borrower hereby authorizes and approves all advances and reasonable payments by Capital for items constituting Capital Expenses.

8           BORROWER'S NEGATIVE COVENANTS

Borrower covenants and agrees that so long as any credit hereunder shall be available and until the Obligations have been repaid in full, unless Capital shall otherwise consent in writing, Borrower shall not do any of the following:

8.1           Relocate of Chief Executive Office. Borrower will not, without thirty (30) days prior written notification to Capital, relocate its chief executive office or change its State of Organization.

8.2           Agreements with Account Debtors. After an Event of Default hereunder, no discount, credit or allowance shall be granted by Borrower to any account debtor and no return of merchandise shall be accepted by Borrower without Capital's consent. Capital may, after an Event of Default, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Capital considers advisable, and in such cases, Capital will credit Borrower's account with only the net amounts received by Capital in payment of such disputed Accounts, after deducting all Capital Expenses incurred or expended in connection therewith.

8.3           RESERVED

8.4           Business Structure and Operations. Borrower shall not, without Capital's prior written consent, which shall not be unreasonably withheld:

A.           Sell, lease, or otherwise dispose of, move, relocate (except in connection with a relocation of Borrower's business facility) or transfer, whether by sale or otherwise, any of Borrower's assets, except sales of Inventory in the ordinary and usual course of Borrower's business as presently conducted;

B.           Change Borrower's name or form of entity, or add any new fictitious name;

C.           Acquire, merge or consolidate with or into any other business organization;

D.           Enter into any transaction not in the ordinary and usual course of Borrower's business;

E.           Guarantee or otherwise become in any way liable with respect to the obligations of any third party except by endorsement of instruments or items of payment for deposit to the general account of Borrower or which are transmitted or turned over to Capital;

F.           Make any change in the Borrower's financial structure or in any of its business objectives, purposes or operations which could adversely affect the ability of Borrower to repay the Obligations;

G.           Incur any debts outside the ordinary and usual course of Borrower's business;

H.           Make any advance or loan to any person or entity in excess of $50,000.00 in the aggregate in any year;

I.            Prepay any existing indebtedness owing to any third party;

J.            Cause, permit or suffer any change, direct or indirect, in Borrower's capital ownership;

K.           Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem or retire any of its common stock, membership or partnership interests, of any class, whether now or hereafter outstanding;

L.            Suspend or go out of business;

M.          RESERVED

N.           Allow to exist any lien or security interest in the Collateral, except for the security interest granted to Capital and such other security interests which have been consented to by Capital;

O.           Reorganize or reincorporate itself under the laws of any jurisdiction other the its State of Organization;

P.           File any financing statement or amendment or termination statement with respect to any financing statement filed in favor of Capital.

9.          EVENTS OF DEFAULT

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

9.1           Failure to Pay Obligations. If Borrower fails to pay when due and payable or when declared due and payable all or any portion of the Obligations owing to Capital (whether of principal, taxes, reimbursement of Capital Expenses, or otherwise);

9.2           Failure to Perform. If Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant, agreement, warranty or representation contained in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Capital, and such default is not cured within five (5) days after occurrence;

9.3           Inaccurate Information. If any representation, statement, report, or certificate made or delivered by Borrower, or any of its officers, employees or agents, to Capital is not true and correct, in any material respect, including, but not limited to, any Borrowing Base Certificate delivered to Capital pursuant to this Agreement;

9.4           Third Party Claim. If all or a material portion of Borrower's assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any Judicial Officer or Assignee;

9.5           Impairment. If there is a material impairment of the prospect of repayment of all or any portion of the Obligations owing to Capital or a material impairment of the value or priority of Capital's security interests in the Collateral;

9.6           Insolvency Proceeding. If an Insolvency Proceeding is commenced by or against Borrower;

9.7           Interruption of Business. If Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business;

9.8           Governmental Lien. If a notice of lien, levy or assessment is filed of record with respect to any or all of Borrower's assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any tax or debt owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any or all of the Borrower's assets and the same is not paid on the payment date thereof;

9.9           Liens. If a judgment or other claim becomes a lien or encumbrance upon all or a material portion of Borrower's assets;

9.10         Default in Agreement with Third Party. If there is a default, after the expiration of all applicable cure periods, in any loan agreement, mortgage, indenture or other material agreement to which Borrower is a party with third parties, and Capital determines that such default shall have a materially adverse effect on Borrower's business or the prospects for repayment of the Obligations;

9.11         Misrepresentation. If any misrepresentation exists now or hereafter in any warranty or representation made to Capital by Borrower or any officer or director of Borrower, or if any such warranty or representation is withdrawn by Borrower or by any officer or director of Borrower;

9.12         Impairment of Guaranty. If any guarantor of Borrower's indebtedness to Capital dies, terminates its guaranty, defaults in the payment or performance of any obligations of guarantor owing to Capital, or becomes the subject of an Insolvency Proceeding;

9.13         Violation of ERISA. If Borrower is in violation of any provision of Employee Retirement Income Security Act of 1974 ("ERISA"); or

9.14         Termination of Employment of Guarantors. If any one or more of the Guarantors cease to be employed by the Borrower in capacities similar to those in effect as of the date of this Agreement.

9.15         Payment on Subordinated Debt. If Borrower makes any payment on Subordinated Debt, if existing, in violation of the applicable Subordination Agreement.

9.16         Delisting of FCHS. In the event that the common stock of FCHS is no longer listed or quotes (as the case may be) for trading on the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, the OTC QX or the OTCQB.

10           CAPITAL'S RIGHTS AND REMEDIES

10.1         Remedies. Upon the occurrence of an Event of Default by Borrower under this Agreement, Capital may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

A.           Declare all Obligations, whether arising pursuant to this Agreement or otherwise, immediately due and payable;

B.           Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Capital;

C.           Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Capital, but without affecting Capital's rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to Capital;

D.           Capital or Capital's designee may notify customers, account debtors or lessees of Borrower that the Accounts have been assigned to Capital and that Capital has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower's loan account;

E.           Without notice to or demand upon Borrower or any Guarantor, make such payments and do such acts as Capital considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Capital so requires, and to make the Collateral available to Capital as Capital may designate. Borrower authorizes Capital to enter the premises where the Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any encumbrance, charge or lien which in the opinion of Capital appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith;

F.           Capital is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses, and all franchise agreements shall insure to Capital's benefit;

G.            Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell (in the manner provided for herein) the Collateral;

H.           Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms. It is not necessary that the Collateral be present at any such sale;

I.             In connection with any such sale, the standard of commercial reasonableness will be deemed satisfied if Capital does the following:

(i)          Location of Sale(s). The sale(s) may be conducted at Borrower's premises, Capital's premises, the premises of any third party located in or adjacent to any county in which any of the collateral is located, or any other location which Capital believes is reasonably convenient to potential purchasers. The selection of any such location(s) shall be in the sole and absolute discretion of Capital.

(ii)         Notice of Sale. Capital shall give notice of the disposition of the Collateral as follows:

(a) Capital shall give Borrower and each holder of a security interest in the Collateral who has filed with Capital a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, the time on or after which the private sale or other disposition is to be made;

(b) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 13, at least ten (10) calendar days before the date fixed for the sale, or at least ten (10) calendar days before the date on or after which the private sale or other disposition is to be made, unless the Collateral is perishable or threatens to decline speedily in value. Notice to persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Capital;

(c) If the sale is to be a public sale, Capital shall also give notice of the time and place by publishing a notice one time at least ten (10) calendar days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

J.            Capital may credit bid and purchase at any public sale;

K.           If Capital sells any of the Collateral upon credit terms, Borrower will only be credited with payments actually made by such credit purchaser (the “Credit Purchaser”), received by Capital and applied to the indebtedness of the Credit Purchaser. In the event that the Credit Purchaser fails to pay for the Collateral, Capital may resell the Collateral and Borrower shall be credited with the net proceeds of sale, as provided above.

L.            Capital may retain the Collateral in full or partial satisfaction of the Obligations.

M.          Borrower shall pay all Capital Expenses incurred in connection with Capital's enforcement and exercise of any of its rights and remedies as herein provided, whether or not suit is commenced by Capital;

N.           Any deficiency which exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third parties, to Borrower by Capital.

O.           In connection with the Membership Interest Pledge Agreement dated of even date herewith from FCID Holdings, Inc., and MTMC of Melbourne, Inc., in favor of Capital pledging their interest in Marina Towers, LLC, a Florida limited liability company (“MT”) , Lender will not take any action against the equity interest in MT until the expiration of ninety (90) days from the date of the Event of Default hereunder.

10.2         Cumulative Rights. Capital's rights and remedies under this Agreement and all other agreements shall be cumulative. Capital shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Capital of one right or remedy shall be deemed an election, and no waiver by Capital of any default on Borrower's part shall be deemed a continuing waiver. No delay by Capital shall constitute a waiver, election or acquiescence by it.

11         TAXES AND EXPENSES REGARDING THE COLLATERAL

If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or otherwise) due to third persons or entities, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then Capital may, to the extent that it determines in its sole discretion that such failure by Borrower could have a material adverse change on Capital's interests in the Collateral, in its discretion and without prior notice to Borrower, (i) make payment of the same or any part thereof; (ii) set up such reserves in Borrower's loan account as Capital deems necessary to protect Capital from the exposure created by such failure; or (iii) both. Any amounts paid or deposited by Capital shall constitute Capital Expenses, shall be immediately charged to Borrower's loan account and become additional Obligations owing to Capital, shall bear interest at the applicable rate set forth in Section 2.3.5, and shall be secured by the Collateral. Any payments made by Capital shall not constitute: (i) an agreement by Capital to make similar payments in the future, or (ii) a waiver by Capital of any Event of Default under this Agreement. Capital need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance or lien, and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

12         WAIVERS

12.1         Application of Payments. Borrower waives the right to direct the application of any and all payments at any time or times hereafter received by Capital on account of any Obligations owed by Borrower to Capital, and Borrower agrees that Capital shall have the continuing exclusive right to apply and reapply such payments in any manner as Capital may deem advisable, notwithstanding any entry by Capital upon its books.

12.2         Demand, Protest, Default, Etc. Except as otherwise provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of nonpayment at maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, documents, instruments, chattel paper, and guarantees at any time held by Capital on which Borrower may in any way be liable.

12.3         Risk of Loss. Borrower has the risk of loss of the Collateral.

12.4         Confidential Relationship. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm and/or service bureau in connection with any information requested by Capital pursuant to or in accordance with this Agreement, and agrees that Capital may contact directly any such accounting firm and/or service bureau in order to obtain such information.

13          NOTICES

Unless otherwise specifically provided herein, all notices and service of any process shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, on the date of transmission if confirmed and if transmitted on a Business Day before 4:00 p.m. (eastern standard time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two days after delivery to such courier properly addressed; or (d) if by U.S. Mail, four Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

If to Borrower:	At the address specified on Schedule 1

If to Capital:	CT CAPITAL, LTD., d/b/a CT Capital, LP
6300 NE 1st Avenue
Suite 201
Fort Lauderdale, FL 33334
Attn: Michael J. Field
Portfolio Manager
Telecopier Number (954) 843-9153

With a copy to:	Gary M. Krasna, Esq.
Gary M. Krasna, P.A.
1900 NW Corporate Blvd.
Suite 301W
Boca Raton, Florida 33431
Telecopier Number (561) 892-0458

The parties hereto may change the address at which they are to receive notices and the telecopier number at which they are to receive telecopies hereunder, by notice in writing in the foregoing manner given to the other.

14         DESTRUCTION OF BORROWER'S DOCUMENTS

Any documents, schedules, invoices or other papers delivered to Capital may be destroyed or otherwise disposed of by Capital consistent and in full compliance with the Health Insurance Portability and Accountability Act of 1966, as may be amended, four (4) months after they are delivered to or received by Capital, unless Borrower requests, in writing, the return of the said documents, schedules, invoices or other papers and makes arrangements, at Borrower's expense, for their return.

15          CHOICE OF LAW

The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder and concerning the Collateral, shall be determined under, governed by, and construed in accordance with the laws of the State of Florida. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated in the state and federal courts located in the County of Broward, State of Florida, or at Capital’s option, in any court in which Capital shall initiate legal or equitable proceedings and which has subject matter jurisdiction over the matter in controversy. Borrower waives any right it may have to assert the doctrine of forum non conveniens or to object to such venue and hereby consents to any court ordered relief.

16.         GENERAL PROVISIONS

16.1         Representations and Warranties Repeated. Each representation, warranty and agreement contained in this Agreement shall be automatically deemed repeated with each advance and shall be conclusively presumed to have been relied on by Capital regardless of any investigation made or information possessed by Capital. The warranties, representations and agreements set forth herein shall be cumulative and in addition to any and all other warranties, representations and agreements which Borrower shall give, or cause to be given, to Capital, either now or hereafter.

16.2         Binding Agreement. This Agreement shall be binding and deemed effective when executed by Borrower and accepted and executed by Capital.

16.3         Right to Grant Participations. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights hereunder without Capital's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Capital shall release Borrower from its Obligations to Capital. Capital may assign this Agreement and its rights and duties hereunder. Capital reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Capital's rights and benefits hereunder.

16.4         Indemnification. In consideration of the execution and delivery of this Agreement and the extension of financial accommodations by Capital to Borrower pursuant to this Agreement, Borrower agrees to indemnify, save, exonerate, and hold Capital, and each of the officers, directors, employees and agents of Capital (herein collectively called the "Indemnitees" and individually called an "Indemnitee") free and harmless from and against any and all actions, claims, causes of action, suits, losses, liabilities, damages, and expenses, including, without limitation, reasonable attorneys' fees (including allocated costs for in-house legal services provided and attorneys' fees in all bankruptcy proceedings) and disbursements (herein collectively called the "Indemnified Liabilities"), which may be incurred by or asserted against the Indemnitees or any Indemnitee as a result of, or arising out of, or relating to, or in connection with, any investigation, litigation, or proceeding related to any use made or proposed to be made by Borrower of the proceeds of any advance or loan made hereunder, the actions of any collection agency or agencies or attorneys retained by Capital for the purpose of collection or attempting to collect such Accounts, or the consummation of the transactions contemplated hereby, whether or not any such Indemnitee is a party thereto, and, if and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities as is permissible under applicable law.

If any action, suit, or proceeding arising from any of the foregoing is brought against Capital, or any Indemnitee or affiliate of an Indemnitee indemnified or intended to be indemnified pursuant to this Section 16.4, Borrower, to the extent and in the manner directed by the Indemnitee or intended Indemnitee, shall resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to the Indemnitee or intended Indemnitee). Each Indemnitee shall use its best efforts to cooperate in the defense of any such action, writ, or proceeding. Borrower shall have no obligation to any Indemnitee under this Section 16.4 to the extent that the Indemnified Liabilities resulted from the gross negligence or willful misconduct on the part of any Indemnitee. The Obligations of Borrower under this Section 16.4 shall survive the termination of this Agreement and the discharge of the Borrower's other Obligations hereunder.

16.5         Tax Indemnification. The Borrower agrees to pay and save Capital harmless against any liability for payment of any state documentary stamp taxes, intangible taxes or similar taxes (including interest or penalties, if any) which may now or hereafter be determined to be payable in respect to the execution, delivery or recording of any Loan Document or the making of any advance, whether originally thought to be due or not, and regardless of any mistake of fact or law on the part of Capital or the Borrower with respect to the applicability of such tax. The provisions of this section shall survive payment in full of the Obligations and termination of this Agreement.

16.6         Section Headings. Section headings and section numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

16.7         Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Capital or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

16.8         Severability. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

16.9         Modification and Merger. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement.

16.10         Compliance. The Borrower, for and in consideration of the making of the loan described herein and future advance funding, agree if requested by Capital or its counsel, Borrower will fully cooperate and execute and/or re-execute any document or documents due to clerical errors, scrivener's errors or relating to additional matters due to receipt and review of miscellaneous required items post-closing, or otherwise on any or all of the closing documentation for the loan if deemed necessary, using reasonable discretion of Capital and its counsel.

16.11 Right of First Refusal. In consideration of Capital entering into this Agreement and making advances to Borrower, Borrower hereby agrees that it will, within five (5) days of receipt, provide a copy of any letter of intent or commitment letter from any lender offering to Borrower a refinance of the Obligations. Capital shall have the right of first refusal to match the offer(s) of such other lender(s), and if Capital advises Borrower that it intends to meet the financial terms set forth in such offers, Borrower will be obligated to enter into an amendment to this Agreement extending the terms of this Agreement for at least the term proposed in such other offer(s), and amending the financial terms set forth in this Agreement. Notwithstanding the foregoing, Borrower recognizes that this Agreement can only be terminated as provided herein.

16.12         Transmittal of Funds. Borrower understands that Capital charges a Wire Fee, as determined by Capital from time to time) for incoming and outgoing wire transfer of funds and that there is no fee for ACH transfers. Capital may initiate a wire or ACH for the approved amount of a transfer no later than the second business day after receipt of all necessary documentation in connection with the assignment of Accounts and the advance. Borrower understands and agrees that Capital cannot control the time it will take for Borrower’s bank to credit an ACH transfer to Borrower’s account. Accordingly, Borrower instructs Capital to send all transfers to Borrower’s account based upon the instructions set forth in Schedule 1, paragraph 33.

16.13         Capital’s Counsel. In the event that Capital has utilized counsel in connection with the closing of the transaction described in this Agreement, such counsel (“Capital Counsel”) has (1) prepared certain documents relating to the Loan, including, among other documents, this Agreement; (2) examined such documents as Capital Counsel deemed necessary in connection with this transaction; and (3) supervised the closing of the Loan. Capital Counsel's fee for providing these services is stated on the Loan Closing Statement. These legal services have been performed on behalf of Capital and not on behalf of Borrower, and Capital Counsel's fees are being reimbursed to Lender by Borrower.

16.14         Collection by Third Parties. Upon the request of Borrower or upon the occurrence of an Event of Default hereunder, Capital or its agent may refer any Accounts which remain unpaid by any customer or account debtor to a collection agency or agencies for the purpose of collection. Capital or its agent will be entitled to a fee equal to 30% of the amount collected from such customer or account debtor, which fee includes all fees and commissions due the collection agency or agencies, until the Account is referred to an attorney for collection. Additional fees and charges will be determined at the time an Account is referred to an attorney for collection.

16.15         JURY TRIAL. CAPITAL, THE BORROWER AND THE GUARANTORS ACKNOWLEDGE THAT THE TRANSACTIONS AND MATTERS SET FORTH IN THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ARE COMPLEX IN NATURE AND THAT ANY LITIGATION ARISING THEREFROM WOULD BE MOST APPROPRIATELY, ECONOMICALLY AND SPEEDILY RESOLVED BY A NON-JURY TRIAL. THE BORROWER, CAPITAL AND THE GUARANTORS THEREFOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, BASED ON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS OR THE LOANS AND FACILITIES CONTEMPLATED HEREBY, OR IN ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER WRITTEN OR ORAL) OR ACTIONS OR OMISSIONS OF ANY PARTY TO THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR CAPITAL'S ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. BORROWER AND CAPITAL EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS.

16.16         AUTOMATIC RELIEF FROM STAY AND OTHER BANKRUPTCY WAIVERS. THE BORROWER AGREES THAT IF ANY PROCEEDING IS COMMENCED UNDER TITLE 11 OF THE UNITED STATES CODE RELATIVE TO IT, CAPITAL SHALL BE AUTOMATICALLY ENTITLED TO IMMEDIATE RELIEF FROM STAY UNDER 11 U.S.C. SECTION 362 WITHOUT ESTABLISHING EQUITY OR NEED OR LACK OF NEED FOR THE PROPERTY SECURING THE LOANS OR CAUSE OR LACK OF CAUSE, AND THE BORROWER HEREBY CONSENTS TO SUCH RELIEF, IT BEING EXPRESSLY ACKNOWLEDGED THAT THIS PROVISION WAS SPECIFICALLY NEGOTIATED AND CONSTITUTES A MATERIAL INDUCEMENT TO CAPITAL ENTERING INTO THIS AGREEMENT AND MAKING FINANCIAL AND OTHER ACCOMMODATIONS AND ADDITIONAL ADVANCES CONTEMPLATED HEREIN.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective on the date first set forth above.

Borrower:
FIRST CHOICE MEDICAL GROUP OF BREVARD, LLC, a Delaware limited liability company

By:	/s/ Kris Jones
Name/Title Kris Jones, Manager

CT CAPITAL, LTD., d/b/a CT Capital, LP, a Florida limited partnership By: CT CAPITAL ADVISORS, INC.
Its General Partner

By:	/s/ Jeff Roschman
Title

FCHS:
FIRST CHOICE HEALTHCARE SOLUTIONS, INC., a Delaware corporation, as to Section 2.3.13

By:	Chris Romandetti
Name/Title: Chris Romandetti, President

SCHEDULE 1

1. “Term Days” as referred to in Section 1.12 means net 60 days from date of invoice.

2. “Past Due Days” as referred to in Section 1.12 means 120 days from date of invoice.

3. “Cross Aging Percentage” as referred to in Section 1.12 means 50%.

4. RESERVED

5. RESERVED

6. “Guarantor” and “Guarantors” as referred to in Section 1.19 means:

(a)          First Choice Healthcare Solutions, Inc.

(b)          FCID Medical, Inc.

(c)          FCID Holdings, Inc.

(d)          MTMC of Melbourne, Inc.

(e)          Christian C. Romandetti

7. RESERVED

8. “Maximum Credit Line” as referred to in Section 1.29 means ONE MILLION FUVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000.00).

9. “Subordinated Creditor” as referred to in Section 1.36 means

a.           HS Real Company, LLC (on a best efforts basis)

b.           CCR of Melbourne, Inc.

c.            MTI Capital, LLC

10. “Term” as referred to in Section 1.40 means December 31, 2016

11. “Advance Percentage” as referred to in Section 2.1 means: up to 80% of Eligible Accounts, and up to 50% of Eligible Letter of Protection Accounts, as more particularly set forth on Exhibit H.

12.    RESERVED

13.     RESERVED

14.    RESERVED

15.     RESERVED

16.    RESERVED

17. Default Rate” as referred to in Section 2.3.5 means the maximum amount allowed by Florida law but in any event no more than 24%.

18. “Reporting Period” as referred to in Section 2.3.6 means monthly, not later than the 10th day of each month.

19. “Collection Date” as referred to in Section 2.3.7 means three days after the date Capital actually receives possession of a wire transfer of funds, check or other item of payment.

20. The Borrower will pay the following fees to Capital, which fees shall be fully earned when due and shall not be refundable to the Borrower in any event:

a. Facility Fee. Borrower will pay to Capital a facility fee in the amount equal to one percent (1%) of the Maximum Credit Line, upon the execution of this Agreement. Such fee shall be fully earned on the date when due and shall not be refundable to the Borrower in any event.

21. The Borrower’s chief executive office, as referred to in Section 6.1A is:

709 South Harbor City Blvd., Suite 100, Melbourne, FL 32901

22. The Borrower is a limited liability company, for the purposes of Section 6.1 B

23. “State of Organization” as referred to in Section 6.1 B. is Delaware.

24. The Borrower’s organizational identification number as referred to in Section 6.1 B. is 5039400.

25. “Broker” as referred to in Section 6.13 is NONE.

26. The Borrower presently conducts its business under the following trade names and tradestyles, as referred to in Section 6.15:

a.

b.

The Borrower shall immediately furnish written notification to Capital of any change of corporate name of the Borrower or the use of any trade name.

27. RESERVED

28. RESERVED

29. RESERVED

30. RESERVED

31. RESERVED

32. Notices to the Borrower under Section 13 shall be sent to:

If to Borrower:	FIRST CHOICE MEDICAL GROUP OF BREVARD, LLC
709 South Harbor City Blvd., Suite 100
Melbourne, FL 32901
Attn: Kris Jones, VP of Medical Operations
Telecopier Number (321) 308-0635

With a copy to:	Andrea J. Cataneo, Esq.
Sichenzia Ross Friedman Ference, LLP
61 Broadway, 32nd Floor
New York, NY 10006
Facsimile (212) 930-9725

THIS SCHEDULE 1 IS MADE A PART OF AND INCORPORATED INTO THE LOAN AND SECURITY AGREEMENT.